             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                  FISCAL YEAR
                                                             -----------------------------------------------------
                                                               1996       1995       1994       1993       1992
                                                             ---------  ---------  ---------  ---------  ---------
                                                                     (THOUSANDS OMITTED EXCEPT FOR RATIOS)
Adjusted net earnings:
  Net earnings (loss)......................................  $   1,517  $     769  $      94  $     473  $  (3,648)
  Income tax provision (benefit)...........................        745        106        203        530       (794)
  Interest expense.........................................     14,406     15,260     15,405     15,784     17,253
  Estimated interest component of rental expense(c)........      2,105      2,263      2,214      2,099      1,987
  Declared Patronage Dividends.............................     13,200     11,571     10,837     12,880     12,977
                                                             ---------  ---------  ---------  ---------  ---------
    Adjusted net earnings(a)...............................  $  31,973  $  29,969  $  28,753  $  31,766  $  27,775
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Fixed Charges:
  Gross rental expense.....................................  $  20,539  $  21,051  $  22,707  $  23,326  $  22,082
  Less, estimated rent component...........................     18,434     18,788     20,493     21,227     20,095
                                                             ---------  ---------  ---------  ---------  ---------
  Estimated interest component of rental expense(c)........      2,105      2,263      2,214      2,099      1,987
  Interest incurred........................................     14,406     15,260     15,405     15,784     17,253
                                                             ---------  ---------  ---------  ---------  ---------
    Fixed charges(b).......................................  $  16,511  $  17,523  $  17,619  $  17,883  $  19,240
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges(a)/(b)..................       1.94x      1.71x      1.63x      1.78x      1.44x
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
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(a)(b)(c) -- Cross-reference on page.

                                  EXHIBIT 12.1